                            [MOTOROLA LETTER HEAD]




                               February 6, 1997


Jean-Luc Grant-Clement
President
PixTech, S.A.
Avenue Victoire
Zone Industrielle de Rousset
13790 Rousset
France

Dear Mr. Grand-Clement:

      As further consideration for the investment being made by Motorola in PixTech, Inc., and to the further development and commercialization of FED technology, PixTech, Inc., PixTech, S.A. and Motorola have agreed to amend the existing Cooperation and Licensing Agreement, dated June 13, 1995 (the "Cooperation Agreement"), as set forth below.

 .     Delete the existing section 4.2.2(b) and substitute:

      (b) After June 29, 1998, and subject to the prior written consent of Motorola, which consent shall not be unreasonably withheld or delayed, PixTech shall have the right to grant royalty-bearing sublicenses under the Motorola Patent rights to any Person, but only in combination with a license of PixTech Technology or PixTech Improvements. [*]









* Confidential treatment has been requested for omitted portion.

[*]


PixTech further agrees that each sublicensee described in clause (b) above shall be required to grant a royalty-free license to Motorola under any patents of such sublicense that related to or are useful in the FED Field. Any sublicenses granted pursuant to this Section 4.2.2 shall contain an acknowledgment from the sublicensee that Motorola has made no representations, warranties or indemnifications to such sublicensee, whether express or implied, in connection with the grant of such sublicense, and shall prohibit further sublicenses.

PixTech agrees to notify Motorola at least thirty (30) days prior to the date upon which PixTech intends to exercise its rights under clause (b). Such notice shall request Motorola's consent to the sublicense and identify the portion of any sublicense income that is attributable to the respective contributions of PixTech, Motorola, and other IPs to any technologies that PixTech will sublicense pursuant to clause (b) and provide such other information on the terms and conditions of such proposed license as Motorola may request for purposes of its evaluation. For purposes of this Agreement, PixTech and Motorola agree that the final apportionment method for purposes of determining the portion of any sublicense income that is attributable to Motorola's contribution of technology shall be based on [*]

Motorola shall be entitled to [*] of that portion of any royalties or other compensation (or, in the case of non-monetary consideration, that portion of the fair market value of such non-monetary consideration) that is attributable to its contribution of technology to royalty-bearing sublicenses granted by PixTech pursuant to clause (b), (which apportionment shall be determined in accordance with the prior




*  Confidential treatment has been requested for omitted portions.

     paragraph). In light of Motorola having invested substantial resources in developing its technology, PixTech further agrees that to the extent it grants any royalty bearing sublicense pursuant to clause (b) which provides for [*] PixTech shall remit to Motorola its share of such sublicense income (subject to adjustment pursuant to the preceding sentence, if applicable) within thirty (30) days of the date PixTech receives such payments, it being understood that pending distribution of any such amounts to Motorola, such amounts will be held by PixTech in escrow for the benefit of Motorola. Pixtech agrees to exercise reasonable diligence to ensure that all payments due from sublicensees are collected when due. All sublicenses granted pursuant to subsection (b) shall contain provisions generally corresponding to those contained in Article 6 of this Agreement.

     PixTech, Inc. represents and warrants to Motorola that it has all of the necessary consents and approvals (including consents and approvals of any government authority or third party) to enter into this amendment and effect the provisions contemplated hereby.

     This Amendment No. 1 to the Cooperation Agreement will become effective upon the consummation of the purchase by Motorola of approximately 3.5% of the outstanding shares of common stock of PixTech, Inc. and receipt of a warrant to purchase an additional 3.5% of the outstanding shares of common stock of PixTech, Inc. pursuant to the Common Stock and Warrant Purchase Agreement between Motorola and PixTech, Inc., dated as of the date hereof.

     Please acknowledge your agreement to the above amendment by executing this letter as indicated on the following page.

                                    Very truly yours,

                                    /s/ Michael Stolarski

                                    Michael Stolarski
                                    Intellectual Property
                                    Licensing Counsel


*  Confidential treatment has been requested for omitted portions.

Acknowledged and Approved by:

PixTech, Inc.                          Motorola, Inc.


By: /s/ Jean-Luc Grand-Clement         By: /s/ John R. Owings
   ----------------------------           --------------------
                                               John R. Owings

Title: President & CEO                 Title: Corporate Vice President
                                               & Director AECS Finance

Date: 2/6/97                           Date:


PixTech, S.A.                          Motorola, Inc.

By: /s/ Jean-Luc Grand-Clement         By: /s/ Anthony J. Sarli
   ----------------------------           ----------------------
                                               Anthony J. Sarli

Title: President                       Title: Vice President and Director
                                               Intellectual Property, Americas

Date: 2/6/97                           Date: 2/10/97


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